Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Stock Option Plan, 2011 Stock Option Plan, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan of Bellicum Pharmaceuticals, Inc. of our report dated October 17, 2014 (except for Note 14, as to which the date is December 8, 2014), with respect to the financial statements of Bellicum Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-200328) for the years ended December 31, 2013 and 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 15, 2014